Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

Navidea Biopharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rate	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be paid	Other	Subscription Rights to purchase Common Stock, par value $0.001 per share (1),(2)	457(g)	N/A		$—	$—	—	$—
	Equity	Common Stock, par value $0.001 per share, issuable upon exercise of Subscription Rights (1)	457(o)		$		$35,000,000 (3)	0.0000927	$3,244.50
Fees previously paid
Total Offering Amounts							$35,000,000		$3,244.50
Fees Previously Paid									$0.00
Net Fees Due									$3,244.50

(1)

This Registration Statement relates to: (a) non-transferable Subscription Rights to purchase Common Stock of the Registrant, which Subscription Rights are to be issued to holders of the Registrant's Common Stock on a pro rata basis without consideration, and (b) the shares of the Registrant's Common Stock issuable upon the exercise of such non-transferable Subscription Rights pursuant to the Rights Offering.

(2)

The Subscription Rights are being issued without consideration. No separate registration fee is payable with respect to the Subscription Rights being offered hereby since the Subscription Rights are being registered in the same Registration Statement as the Common Stock underlying the Subscription Rights.

(3)	Represents the estimated gross proceeds from the assumed exercise of all Subscription Rights.